                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 SCHAWK, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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
                             [SCHAWK LETTERHEAD]


                                  SCHAWK, INC.
                                1695 RIVER ROAD
                         DES PLAINES, ILLINOIS   60018

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997



To the Stockholders of SCHAWK, INC.:


Notice is hereby given that the 1997 Annual Meeting of the Stockholders of Schawk, Inc. will be held at 10:30 a.m. (local time), Wednesday, May 21, 1997, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois, for the following purposes:

         1.      Election of the Board of Directors for Schawk, Inc.

         2.      Ratification of the sale of the Plastics Group of Schawk, Inc.

         3. Ratification of the selection of Ernst & Young LLP as the independent auditors of Schawk, Inc. for fiscal year 1997.

         4. Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The close of business on March 24, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at said meeting and any adjournment or adjournments thereof. The stock transfer books of Schawk, Inc. will not be closed.


                                             By Order of the Board of Directors,



Des Plaines, Illinois                        A. ALEX SARKISIAN, Esq.
April 16, 1997                               Secretary

                                  SCHAWK, INC.
                                1695 RIVER ROAD
                          DES PLAINES, ILLINOIS  60018
                                 (847) 827-9494


                                PROXY STATEMENT

                  FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997

                                  INTRODUCTION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Schawk, Inc. ("Schawk" or the "Company") for use at the 1997 Annual Meeting of Stockholders to be held at 10:30 a.m. (local time), Wednesday, May 21, 1997, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Proxy are first being mailed on or about April 16, 1997, to stockholders of record at the close of business on March 24, 1997.

         On December 30, 1994, the corporation previously known as Schawk, Inc. ("Old Schawk"), Lincoln Graphics, Inc. ("Lincoln Graphics") and Flexo Graphics, Inc. ("Flexo Graphics") (collectively the "Old Schawk Companies") were merged (the "Merger") with and into the Company's predecessor, Filtertek, Inc. ("Filtertek"). Upon consummation of the Merger, Filtertek changed its name to
"Schawk, Inc."   After the Merger, the Company's operations consisted of two segments, its graphics arts business (the "Imaging Group") and its plastics business (the "Plastics Group"). Effective February 7, 1997, Schawk sold substantially all of the assets of the Plastics Group to ESCO Electronics Corporation ("ESCO"). As a result of the sale of the Plastics Group, two Directors who were officers of the Plastics Group resigned from the Company's Board of Directors.

PROPOSALS

         The purpose of the Annual Meeting is to: (i) elect the Board of Directors of the Company; (ii) ratify the sale of the Plastics Group to ESCO;
(iii) ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 1997; and (iv) transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

PROXIES AND SOLICITATION

         Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to its exercise by: (i) executing a subsequent proxy; (ii) notifying the Secretary of the Company of such revocation in a written notice received by him at Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile, by Directors of the Company (each a "Director" and collectively, the "Directors") and executive officers and regular employees of the Company. The Company does not now expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies. First Chicago Trust Company of New York, the transfer agent and registrar of the Company's Class A Common Stock, may aid in the solicitation of proxies and will be reimbursed for any expenses incurred as a result of any such activity.

         Shares of the Company represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies. Unless otherwise instructed in the proxy, the agent named in the proxy intends to cast the proxy votes in the following manner: (i) FOR the election of the nominees for Directors of Schawk; (ii) FOR the ratification of the sale of the Plastics Group; (iii) FOR the ratification of Ernst & Young as independent auditors of the Company for fiscal year 1997; and (iv) in the best judgment of the persons named in the proxy as agent, upon any other matters which may properly come before the Annual Meeting.

QUORUM REQUIREMENTS AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the Company's Class A Common Stock outstanding on the record date is required for a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the stockholders for a vote, such shares will be considered to be present for purposes of determining whether a quorum is present, but will not be considered to be present and entitled to vote at the Annual Meeting.

         As to all anticipated votes, each share of Class A Common Stock will have one (1) vote as to each matter to be voted on at the Annual Meeting. Stockholders entitled to vote or to execute proxies are stockholders of record at the close of business on March 24, 1997. The Company had 19,877,461 shares of Class A Common Stock outstanding on such date. The stock transfer books of the Company will not be closed.


                       PROPOSAL 1:  ELECTION OF DIRECTORS

         At the meeting, eight Directors are to be elected for the Company.
The size of the Company's Board of Directors has been fixed at ten members in accordance with the Company's By-laws. Two directors, both of whom were officers of the Plastics Group, resigned in connection with the sale of the Plastics Group effective February 7, 1997. The Board is presently intending to fill the vacancies created by such resignations, but has not identified any candidates to date. Any persons appointed by the Board to fill such vacancies in accordance with the Company's By-laws during 1997 will be up for election at the 1998 Annual Meeting.

         Each of the Directors elected at the Annual Meeting will hold office for a term of one year, expiring at the Annual Meeting of Stockholders to be held in 1998, and thereafter until a successor shall be duly elected and qualified. Unless authority to vote is withheld, proxies received in response to this solicitation will be voted FOR the election of the nominees named hereafter, each of whom presently serves as a Director of the Company. It is not contemplated that any of the nominees will be unable, or will decline to serve; however, if such situation arises, the shares represented by the proxies being solicited will be voted FOR the election of a nominee or nominees designated by the Board of Directors of the Company. Proxies may not be voted for more than the eight nominees included in this Proxy Statement.

         Assuming a quorum is present, an affirmative vote of the holders of a plurality of the shares, present and voting at the meeting, is required for a nominee to be elected as a Director. Therefore, abstentions and shares for which authority to vote is not given will thus have no effect on the election of directors.

         The Board of Directors are responsible for the overall affairs of the Company. The Board of Directors had five meetings in 1996. Each member of the Board of Directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held; and (ii) the total number of meetings held by all committees of the Board of Directors on which such Director served.

         The Board of Directors currently has an Executive Committee, an Audit Committee, a 401(k) Administration Committee and an Option Committee, whose members are elected by the Board of Directors. The present members of the Executive Committee are: Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian and John T. McEnroe. The Executive Committee is authorized to act on behalf of the Board of Directors in the management of the businesses and the affairs of the Company and acts as the Compensation Committee for the Board of Directors. The Executive Committee met once in 1996.

         Judith W. McCue, Robert F. Meinken and Hollis W. Rademacher have been appointed as members of the Audit Committee. The Audit Committee recommends the selection of the Company's independent public accountants, reviews and approves their fee arrangements, examines their detailed findings, and reviews areas of possible conflicts of interest and sensitive payments. The Audit Committee met three times in 1996.

         The 401(k) Administration Committee is composed of David A. Schawk, Marie Meisenbach Graul, and A. Alex Sarkisian. The 401(k) Administration Committee reviews and selects the agent managing the 401(k) plan and evaluates the participative values. The 401(k) Administration Committee met twice in 1996.

         The Option Committee members are Judith W. McCue, Robert F. Meinken, John T. McEnroe and Hollis W. Rademacher. The Option Committee evaluates the performance of key personnel and makes incentive rewards in the form of future exercisable options. The Option Committee met once in 1996.

         The following is a list of the nominees for election as Directors of the Company followed by a brief biographic statement of each nominee:

                       NOMINEES FOR ELECTION AS DIRECTORS
                                  OF THE COMPANY
                       ----------------------------------

                               CLARENCE W. SCHAWK
                                DAVID A. SCHAWK
                            A. ALEX SARKISIAN, ESQ.
                             MARIE MEISENBACH GRAUL
                             JUDITH W. MCCUE, ESQ.
                               ROBERT F. MEINKEN
                             JOHN T. MCENROE, ESQ.
                              HOLLIS W. RADEMACHER


         Clarence W. Schawk has been Chairman of the Board of the Company since September 1992, when he was also appointed to the Executive Committee. He served as Chief Executive Officer of Filtertek from September 1992 until February 1993. Clarence W. Schawk also served as Chairman of the Board of Old Schawk from 1953 until the Merger and served as Chief Executive Officer until June 1994. He is the father of David A. Schawk, President and Chief Executive Officer of the Company. Clarence W. Schawk previously served as President and a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 71

         David A. Schawk was appointed Chief Operating Officer of the Company in September 1992, and elected Chief Executive Officer and President in February 1993. He was appointed to the Board of Directors in September 1992. David A. Schawk served as the President of Old Schawk from 1987 until the Merger and was appointed Chief Executive Officer in June 1994. David A. Schawk serves on the Company's Executive and 401(k) Administration Committees. David
A. Schawk is the son of Clarence W. Schawk. David A. Schawk currently serves as a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 41

         A. Alex Sarkisian, Esq., was appointed to the Company's Board of Directors and as Corporate Secretary in September 1992 and, in 1994, was appointed Executive Vice President. Mr. Sarkisian was the Executive Vice President and Secretary of Old Schawk and has held such positions since 1988 and 1986, respectively. Mr. Sarkisian also served as a Director of Old Schawk until the Merger. He is a member of the Executive and 401(k) Administration Committees. Age: 45

         Marie Meisenbach Graul was appointed Treasurer, Public Information Officer and Director of the Company in September 1992 and was appointed Chief Financial Officer in 1994. Ms. Graul was also the Chief Financial Officer and Treasurer of Old Schawk from 1989 until the Merger. Prior thereto, Ms. Graul was Vice President and Financial Analyst from 1987 to 1989 for J & W Seligman and Company, a money management firm in New York, New York. Ms. Graul is a member of the 401(k) Administration Committee. Age: 41

         Judith W. McCue has been a partner with McDermott, Will & Emery since 1995. Prior thereto, Ms. McCue was a partner with Keck, Mahin & Cate where she practiced from 1972 to 1995. Ms. McCue was appointed Director of the Company in September 1992 and is a member of the Audit and Option Committees. Age: 49

         Robert F. Meinken has been a retired private investor and businessman since 1988 after an extensive career in sales and marketing. Mr. Meinken was appointed Director of the Company in September 1992 and is a member of the Audit and Option Committees. Age: 71

         John T. McEnroe, Esq., has been a partner with the law firm of Vedder, Price, Kaufman & Kammholz, counsel to the Company, since May 1992. Prior to this position, he was a partner with the law firm of Keck, Mahin & Cate where he practiced from 1976 to 1992. Mr. McEnroe was appointed a Director of the Company in September 1992 and is a member of the Executive and Option Committees. Mr. McEnroe also served as a Director of Old Schawk until the Merger. Age: 45

         Hollis W. Rademacher held various positions with Continental Bank, N.A., Chicago, Illinois, from 1957 to 1993 and was Chief Financial Officer of Continental Bank Corporation, Chicago, Illinois, from 1988 to 1993. Mr. Rademacher is currently self-employed in the fields of consulting and investments in Chicago, Illinois. Mr. Rademacher is a member of the Audit and Option Committees. Age: 61

         Currently, all Directors of the Company (except for Mr. McEnroe) receive a $500 fee for attendance at each regularly scheduled or special board or committee meeting. All Directors are also reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. Directors fees are paid to Directors who are compensated employees of the Company as part of such employees' overall compensation. All non-employee Directors have received options under the Company's 1991 Outside Directors' Formula Stock Option Plan (the "Outside Directors' Plan"). See "Executive Compensation -- Stock Option Plans -- 1991 Outside Directors' Formula Stock Option Plan."

                             EXECUTIVE COMPENSATION

         The table below sets forth certain information for fiscal years 1996, 1995 and 1994 with respect to the annual and other compensation paid by the Company to: (i) the Chairman of the Board of Directors; (ii) the President and Chief Executive Officer; and (iii) the other executive officers of the Company who were most highly compensated in 1996 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.

                           Summary Compensation Table

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                     ANNUAL COMPENSATION                              AWARDS
                           ---------------------------------------------------------------------   --------------
         NAME AND                                                                  OTHER ANNUAL                      ALL OTHER
    PRINCIPAL POSITION        YEAR          SALARY                 BONUS           COMPENSATION    OPTIONS/SARS   COMPENSATION(6)
-------------------------  ---------  -------------------   --------------------   -------------   ------------   ---------------
Clarence W. Schawk,           1996           $176,014           $           0       $       0               0          $3,000
Chairman(1)                   1995            273,450                       0               0               0           7,500
                              1994            223,349(2)            2,325,000(2)(3)         0          30,030(4)        7,500


David A. Schawk,              1996            325,000                       0          11,401               0           3,000
President and CEO(1)          1995            356,250                       0          12,239               0           7,500
                              1994            146,772(2)            1,300,000(2)(3)    12,999(2)       30,030(4)        7,500

A. Alex Sarkisian,            1996            150,000                 200,000           8,086          25,000           3,000
Executive Vice President      1995            150,000                  57,000           8,086               0           7,500
and Secretary                 1994            135,000(2)              225,000(2)        8,086(2)       13,013(5)        7,500


Marie Meisenbach Graul,       1996            100,000                  60,000               0          15,000           2,502
Chief Financial Officer,      1995             96,667                  20,000               0               0           7,500
Treasurer and Public          1994             95,000(2)               85,000(2)            0          11,011(5)        4,750
Information Officer

Ronald J. Kay, President,     1996            180,250                       0               0          15,000           3,000
Plastics Group(1)             1995            171,628                       0               0          11,000           3,000
                              1994            160,550                  32,000               0          13,813             867

------------------
(1) Clarence W. Schawk became Chairman of the Board and Chief Executive Officer of the Company in September 1992, when Old Schawk effectively acquired 61.0% of Filtertek. David A. Schawk became Chief Operating Officer in September 1992, and Chief Executive Officer and President in February 1993. Ronald J. Kay was appointed President, Plastics Group North American Operations in February 1993.

(2) Prior to the Merger, which was effective December 30, 1994, Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian and Marie Meisenbach Graul received no cash compensation from Filtertek, but were compensated by Old Schawk for services provided to Old Schawk, including management of its investment in Filtertek.

(3) Represents bonus payment which includes S Corporation tax payments relating to the Merger.

(4) Clarence W. Schawk and David A. Schawk were each granted options for 5,005 shares under the Outside Directors' Plan and 25,025 shares under the 1988 Equity Option Plan.

(5) A. Alex Sarkisian and Marie Meisenbach Graul were each granted options for 5,005 shares under the Outside Directors' Plan. The remaining shares were granted under the 1988 Equity Option Plan.

(6) Reflects matching contributions made pursuant to the Company's 401(k) plans to the accounts of such individuals.

         The table below sets forth certain information with respect to stock options granted during fiscal year 1996 to the Named Executive Officers.

                           Option/SAR Grants in 1996

                                                                                  POTENTIAL REALIZABLE VALUE
                            NUMBER OF                                             AT ASSUMED ANNUAL RATES OF
                            SHARES OF      PERCENTAGE OF                         STOCK PRICE APPRECIATION FOR
                             CLASS A           TOTAL                                    OPTION TERM(1)
                           COMMON STOCK    OPTIONS/SARS                          -----------------------------
                            UNDERLYING      GRANTED TO     EXERCISE
                           OPTIONS/SARS    EMPLOYEES IN     PRICE    EXPIRATION
          NAME               GRANTED        FISCAL YEAR     ($/SH)      DATE          5%($)          10%($)
-------------------        ------------    -------------   --------   ---------  --------------    ----------
Clarence W. Schawk               --            --            --         --             --             --
David A. Schawk                  --            --            --         --             --             --
A. Alex Sarkisian            25,000(2)        15.2%        $7.00      1/02/06       $110,057       $278,905
Marie M. Graul               15,000(2)         9.1          7.00      1/02/06         66,034        167,343
Ronald J. Kay                15,000(2)         9.1          7.00      1/02/06         66,034        167,343

--------------
(1) The amounts set forth represent the value that would be received by the Named Executive Officers upon exercise of the option on the date before the expiration date of the option based upon assumed annual growth rates in the market value of the Company's shares of 5% and 10%, rates prescribed by applicable SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's shares and other factors such as the general condition of the stock markets and the timing of the exercise of the options.

(2)   Represents shares granted under the 1988 Equity Option Plan.

        The table below sets forth certain information with respect to options and SARs exercised by the Named Executive Officers during fiscal year 1996 and with respect to options and SARs held by the Named Executive Officers at the end of fiscal year 1996. The value realized upon exercise of options and SARs is based upon the closing price of the Company's shares on the respective exercise dates as reported on the NYSE. The value of unexercised options and SARs at the end of fiscal 1996 is based on the closing price of $8.750 reported on the NYSE on December 31, 1996, the last trading day of fiscal 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS/SARS AT                 OPTIONS/SARS
                                                         DECEMBER 31, 1996            AT DECEMBER 31, 1996
                              SHARES               ----------------------------- -----------------------------
                           ACQUIRED ON     VALUE
NAME                       EXERCISE (#)  REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------         ------------  --------   -----------   -------------   -----------    -------------
Clarence W. Schawk             ---          ---       60,060              ---     $    626               ---
David A. Schawk                ---          ---       60,060              ---          626               ---
A. Alex Sarkisian              ---          ---       42,526            8,500       29,501           $14,875
Marie M. Graul                 ---          ---       31,922            5,100       17,951             8,925
Ronald J. Kay                  ---          ---       43,435            8,840       24,585            12,665

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

         In January 1991, Old Schawk entered into employment agreements with Clarence W. Schawk and David A. Schawk to serve as executive officers. These agreements, upon review of comparable base salaries for executives of similarly situated companies, have been amended and restated effective October 1, 1994, and were assumed by the Company by operation of law as a result of the Merger after approval by the Board of Directors of the Company (David A. Schawk and Clarence W. Schawk abstaining from such vote). Each employment agreement, as amended and restated in October 1994, provides for an initial term of 10 years (through December 31, 2004), with one-year extensions thereafter unless terminated by either the Company or the executive. Each employment agreement provides for payment of a base salary, adjustable annually by the Board of Directors based upon a merit review and to account for inflation, as well as an annual bonus consisting of short- and long-term incentives. Clarence W. Schawk's employment agreement provided for a base salary of $540,000 for the calendar year 1996, and David A. Schawk's employment agreement provided for a base salary of $432,000 for the calendar year 1996.

         The short-term bonus plan contemplates cash payments of 5.0% and 3.0% of the excess of "adjusted net income" over $10.0 million with respect to Clarence W. Schawk and David A. Schawk, respectively. "Adjusted net income" means annual net income after taxes, but before bonuses to the Chairman and the President of the Company and amortization of goodwill resulting from acquisitions of the Company consummated after January 1, 1995. The amounts of such cash payments are subject to adjustment based upon the Company's financial performance during the relevant fiscal year. The long-term plan contemplates a non-cash distribution of options calculated to equal 5.0% and 3.0% of the excess of "adjusted net income" over $10.0 million for Clarence W. Schawk and David A. Schawk, respectively. The employment agreements contain non-competition provisions which are effective during the term of the agreements and for two years after termination and are intended to provide for severance payments for 48 months following termination of employment without cause. The employment agreements further provide that, following a "change in control" (as defined in the agreements), the Company may not terminate the executive's employment without cause.

         There were no short-term plan cash bonus payments made or long-term stock plan options granted during 1996 to either Clarence W. Schawk or David A. Schawk.

STOCK OPTION PLANS

1988 Equity Option Plan

         On March 25, 1988, the Company adopted the 1988 Equity Option Plan ("Stock Incentive Plan") pursuant to which 2,252,250 shares of Class A Common Stock are reserved for issuance pursuant to options and other benefits which may be granted to officers, key employees and non-affiliated directors. The Committee of the Board of Directors will administer the Stock Incentive Plan. Under the Stock Incentive Plan, the Committee is authorized to determine the officers and other key employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each award, its term and any applicable vesting provisions.

         The Option Committee may award non-qualified stock options ("NSOs") or incentive stock options ("ISOs") shares of restricted stock or stock appreciation rights under the Stock Incentive Plan. The exercise price with respect to any ISOs may not be less than the fair market value of the Class A Common Stock on the date of grant and the exercise price with respect to any NSOs may not be less than eighty-five percent (85%) of the fair market value of the Class A Common Stock on the date of grant. "Fair market value" will be determined by averaging the highest and lowest sales prices for the Class A Common Stock reported on the NYSE on the date of the grant.

         Shares of Class A Common Stock granted as restricted stock under the Stock Incentive Plan will be restricted as to transfer and subject to forfeiture prior to the expiration of the restriction period determined by the Option Committee. The expiration of the restriction period may be tied to the attainment of certain performance objectives or based upon a period of continued employment. To the extent that the restriction period expires, the shares of Class A Common Stock will be released to the award recipient free of all restrictions. If the performance objectives are not met in the required time period or if the recipient's employment terminates prior to completing the required service period, the recipient's right to the shares will be forfeited.

         Stock appreciation rights may be granted alone or with respect to options granted concurrently or previously under the Stock Incentive Plan.
Each stock appreciation right permits the recipient thereof to receive a cash payment equal to the difference between the fair market value of the Class A Common Stock on the date the stock appreciation right is exercised and such fair market value on the date the stock appreciation right was awarded. To the extent that a stock appreciation right was awarded with respect to an option, exercise of the stock appreciation right will result in a pro rata extinguishment of such option.

         NSOs or ISOs may be granted to officers and other key employees of the Company. The right of the recipient to exercise the options will be subject to such vesting and forfeiture requirements and provisions as determined by the Option Committee and must be exercised within 10 years of the date of grant.

1991 Outside Directors' Formula Stock Option Plan

         The Company's Outside Directors' Plan, as amended, provides that each "Outside Director" (defined in the Outside Directors' Plan as any Director who is not a compensated employee of the Company) receive a nonqualified stock option to purchase 5,000 shares upon his or her election, and subsequent reelection, to the Board of Directors at an exercise price equal to the fair value of such shares on the date of election or reelection as a Director. Only the number of shares specified by such formula is eligible for grant under the Outside Directors' Plan. Options granted under the Outside Directors' Plan are exercisable for a term of 10 years from the date of grant and vest in one-third increments on the date of grant and on the first and second anniversaries of the date of grant. In 1993, options to purchase 5,005 shares (as adjusted to reflect the conversion of paired shares of the Company to shares of Class A Common Stock) were granted under this plan to each of Clarence W. Schawk, David
A. Schawk, A. Alex Sarkisian, Marie Meisenbach Graul, John T. McEnroe, Judith
W. McCue and Robert F. Meinken at a per share exercise price of $8.625, and in 1994 each of such Directors received additional options to purchase 5,005 shares (as adjusted) at a per share exercise price of $9.750. In 1995 and 1996, Mr. McEnroe, Ms. McCue, Mr. Meinken and Mr. Rademacher each received options to purchase 5,000 shares at a per share exercise price of $8.625 and $8.250, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Decisions regarding the cash compensation paid to Clarence W. Schawk, David A. Schawk, Mr. Sarkisian and Ms. Graul were made by the Board of Directors for fiscal year 1996. Messrs. Clarence W. Schawk, David A. Schawk and Sarkisian and Ms. Graul are, and were during all of fiscal 1996, Directors of the Company. All decisions regarding the cash compensation of the Company's executive officers prior to 1996 were made by the Executive Committee of the Board of Directors. Awards under the Stock Incentive Plan are administered by the Option Committee. The members of the Executive Committee are Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian and John T. McEnroe. Mr. McEnroe does not receive cash compensation from the Company. The Option Committee is comprised of the Company's Outside Directors. Messrs. Clarence W. Schawk, David A. Schawk and Sarkisian participated in the deliberations of the Executive Committee with regard to the compensation of executive officers other than themselves.

         In connection with the Merger in 1994, Filtertek and Clarence W. Schawk, David A. Schawk and other members of their immediate families (the "Schawk Family") entered into a certain Registration Rights Agreement as of December 30, 1994, pursuant to which the Company has agreed, upon the request of the Schawk Family, to register, at any time after January 1, 1996, all or a portion of the shares of Class A Common Stock received by the Schawk Family in the Merger. The costs of such registration shall be borne by the Company exclusive of underwriting discounts and commissions.

                     JOINT REPORT ON EXECUTIVE COMPENSATION

         Under the supervision of the Executive Committee and the Option Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's executive officers with those of its stockholders. In furtherance of these goals, annual base salaries are generally set at or below competitive levels. The Company relies to a large degree on annual bonus, if any, and stock option incentives to attract and retain executive officers and other key employees of outstanding ability, and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are closely tied to the performance of the Company and the individual in a manner that encourages a sharp and continuing focus on building profitability and stockholder value.

         During 1993, the Executive Committee reviewed, reevaluated and approved an annual salary plan for the Company. This salary plan was developed based on industry, peer group and market surveys, and performance judgments as to the past and expected future contributions of the individual executive officer targeting the salaries to the median level of such comparable companies. These plans were updated in 1996.

         Individual bonus arrangements can be established for certain key executive officers to attain a particular or group of particular goals or levels of performance. The Company entered into a bonus plan with Mr. Kay and Mr. Larkin and five other executive officers pursuant to which they are entitled to receive bonus amounts ranging from 20% to 50% of their annual salary based on the Company attaining 100% to 140% of certain specified pretax profit levels.

         The cash compensation paid to Clarence W. Schawk, David A. Schawk, Mr. Sarkisian and Ms. Graul was determined by the Board of Directors of the Company for fiscal year 1996. The Board of Directors considered the Directors fees paid to Clarence W. Schawk, David A. Schawk, Mr. Sarkisian and Ms. Graul as part of their overall compensation.

         As a consequence of the Merger, the Company assumed employment agreements entered into by Old Schawk and Clarence W. Schawk and David A. Schawk, respectively, after approval by the Board of Directors

(Clarence W. Schawk and David A. Schawk abstaining from such vote). These agreements were amended and restated effective October 1, 1994, after a review by the board of directors of Old Schawk of comparable base salaries for executives of similarly situated companies. The agreements provide for base salary, and annual bonuses based on formula performance measures. The Board of Directors can adjust the base salary annually based upon merit review. See "Executive Compensation -- Employment and Non-Competition Agreements."

         During each fiscal year the Option Committee considers the desirability of granting executive officers and other key employees of the Company stock options under the 1988 Equity Option Plan. The granting of stock options is based upon the overall performance of the Company and the performance of the particular employee. The Option Committee considers such performance and the recommendations of management in determining the amounts recommended to be granted. The Option Committee believes its pattern of grants has successfully focused the Company's executive officers and other key employees on building profitability and stockholder value. For fiscal 1996, options were granted to executive officers in furtherance of this philosophy. The number of options granted to the respective executive officers reflects the Option Committee's assessment of the particular officer's level of responsibility and its desire to match the award level with the executive's responsibility level. The purpose of these awards is to reward such officers for their performance with respect to the Company and to give such officers a stake in the Company's future, which is directly aligned with the creation of stockholder value.

         The Executive Committee does not believe that the provisions of the Revenue Reconciliation Act of 1993 will limit the deductibility of compensation expected to be paid by the Company; however, the Executive Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

         This report is submitted by the members of the Company's Executive Committee and Option Committee.

            Executive Committee:               Option Committee:
            Clarence W. Schawk                 Judith W. McCue
            David A. Schawk                    Robert F. Meinken
            A. Alex Sarkisian                  John T. McEnroe
            John T. McEnroe                    Hollis W. Rademacher

                               PERFORMANCE GRAPH

         The graph below sets forth a comparison of the yearly percentage change in the cumulative total return for the five-year period beginning December 31, 1991, on the Company's Class A Common Stock, the RUSSELL 2000 Small Stock Index ("RUSSELL 2000"), a broad-based market index, and a peer group of common stocks of 10 companies (the "Peer Group"), which the Company selected based on the comparable businesses of these companies to the businesses of the Imaging Group and the Plastics Group.





         The relative performance of the Company's Class A Common Stock, the RUSSELL 2000 and the Peer Group is as follows:

Name                               1991         1992         1993          1994      1995       1996
--------------------             -------        ----         ----          ----      ----       ----
Schawk, Inc.                     100.00       114.33        114.26       134.82     87.12     118.97
Russell 2000 Index               100.00       118.41        140.80       138.01     177.26    206.48
Peer Group                       100.00       106.14        106.83       125.66     173.95    164.27

         For calendar year ending December 31, 1997, the Company intends to change its peer group to a group of companies reflecting the Company's continuing business, the Imaging Group. However, the Company's performance over the past five years should be compared to the current peer group which is comprised of businesses comparable to both the Plastics Group and the Imaging Group. The Plastics Group was not sold until February 7, 1997.

         The Joint Report on Executive Compensation and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                    PROPOSAL 2:  RATIFICATION OF THE SALE OF
                               THE PLASTICS GROUP

         During 1996, the Board of Directors of the Company adopted a plan to discontinue the operations of its Plastic Group. On December 19, 1996, the Company announced the sale of the Plastics Group to ESCO Electronics Corporation ("ESCO"), of St. Louis, Missouri, pursuant to an Acquisition Agreement dated December 18, 1996 between the Company and ESCO, as amended by the First Amendment to the Acquisition Agreement dated February 6, 1997 (the "Agreement"). The sale transaction closed on February 7, 1997.

         The Company, based on the advice of its legal counsel, does not consider it necessary under the Delaware General Corporation Law, or otherwise, that the Company submit the sale of the Plastics Group pursuant to the Agreement to the vote of stockholders. However, the Board of Directors of the Company has determined to submit the sale of the Plastics Group to the stockholders for ratification. The Board will require the affirmative vote of the holders of not less than a majority of the outstanding shares of Schawk entitled to vote at the Annual Meeting for ratification. Abstentions and broker nonvotes will be counted as votes against Proposal 2.

         The Company has been informed that the Schawk Family, who collectively own 87.1% of the issued and outstanding Class A Common Stock (see "Security Ownership of Certain Beneficial Owners and Management"), have given to Vedder, Price, Kaufman & Kammholz ("Vedder Price"), the Company's legal counsel, an irrevocable proxy instructing Vedder Price to vote all shares of Class A Common Stock owned by the Schawk Family in favor of ratifying the sale of the Plastics Group. The approval of Proposal 2 is therefore assured and it will not be necessary for any other stockholder of the Company to vote in favor of Proposal 2 in order for Proposal 2 to be adopted.

BACKGROUND OF THE SALE OF THE PLASTICS GROUP

         In the spring of 1996, the Company began exploring the possibility of selling or otherwise divesting the Plastics Group in order to focus its management resources and capital on the Imaging Group. The Company believed that it had greater management expertise in the Imaging Group and that the Imaging Group had greater potential for growth and profitability.

         In June 1996, the Company retained Coopers & Lybrand Securities L.L.P. ("Coopers & Lybrand") to advise it on the potential divestiture of all or a portion of the Plastics Group. In July 1996, Coopers & Lybrand recommended that the Company attempt to sell all of the assets and business of the Plastics Group.

         Coopers & Lybrand drafted a confidential memorandum concerning the sale of Plastics Group and, in September 1996, began contacting potential buyers. As a result of the Company's and Coopers & Lybrand's efforts, the Company received three bids for the entire Plastics Group, three bids for the Plastic Group filter business separately, and two bids for the Plastics Group packaging business.

         The Company's Board of Directors evaluated the bids and concluded that the offer submitted by ESCO in the amount of $92,000,000 plus cash and certain other assets plus or minus changes in working capital from $13,895,000 and plus the assumption of certain liabilities totalling approximately $9,700,000, was the highest and in the best interests of the Corporation to accept.

         The sale of the Plastics Group to ESCO was closed in accordance with the terms of the Agreement on February 7, 1997.

PURCHASE PRICE

         Pursuant to the terms of the Agreement, on February 7, 1997, the Company sold to ESCO all of the operating assets of the Plastics Group in consideration of $92,000,000 plus cash and certain other assets plus or minus changes in working capital from $13,895,000 and plus the assumption by ESCO of certain liabilities associated with the Plastics Group totalling approximately $9,700,000.

BUSINESS SOLD

         Pursuant to the Agreement, the Company transferred to ESCO all of the operating assets of the Plastics Group, including accounts receivable, inventory, all contracts with suppliers or customers, machinery and equipment, real property, intellectual property and other assets associated with the business of the Plastics Group, subject to the assumed liabilities. As of December 31, 1996, the assets of the Plastics Group constituted approximately 52% of the Company's total assets. The Company derived approximately 46% of its revenues and 31% of its net income for the year ended December 31, 1996, from the Plastics Group.

         The Plastics Group included Filtertek and Tek Packaging Group, Inc. The business of the Plastics Group consisted primarily of the design, manufacture and sale of specialty plastic insert injected filtration devices, custom injection molded components and thermoform packaging for automotive, healthcare, consumer, industrial and other markets. The Plastics Group also provided visual packaging products, including blister packaging.

CONTINUING BUSINESS OF THE COMPANY

         Upon the sale of the Plastics Group, the Company's continuing operations consist of the Imaging Group. The Imaging Group is a leading global supplier of electronic digitized high resolution color imaging, database management and on-site facility management, as well as related prepress and digital archiving and distribution services. The Imaging Group provides advanced technology services for the food, beverage and consumer products packaging, point of sale and advertising markets.

INTERESTS OF MANAGEMENT IN THE TRANSACTION

         None of the present Directors or executive officers of the Company obtained any direct financial benefit as a result of the sale of the Plastics Group to ESCO. Proceeds received by the Company from the sale of the Plastics Group has been applied to retire certain indebtedness of the Company owed to certain of the Principal Stockholders, which include certain directors and executive officers of the Company. See "--Application of Sale Proceeds."

         In connection with the closing of the sale, Ronald J. Kay, President, Plastics Group, and Larry Larkin, Executive Vice President, Plastics Group, resigned from the Schawk Board of Directors.

APPLICATION OF SALE PROCEEDS

         Proceeds to the Company in connection with the sale of the Plastics Group were approximately $92,000,000, plus working capital adjustments. After accrual of applicable transactional expenses (including taxes), net proceeds are estimated to be approximately $70,000,000.

         The cash proceeds received by the Company from the sale have been used as follows: (i) approximately $26 million was applied to the reduction of debt; (ii) $6 million was applied to the reduction of notes payable to Principal Stockholders; and (iii) $62 million was invested and will be used for working capital and general corporate purposes including acquisitions.

         The excess cash generated by the sale of the Plastics Group is expected to be deployed by the Company as it pursues its business strategy of enhancing its leadership positions in imaging markets. The Company's strategy includes an acquisition program identifying attractive complementary acquisitions of companies serving targeted markets, outsourcing of Company personnel and equipment to customer facilities, and the opening of additional operational offices in new geographical areas. Pending the use of the excess cash proceeds as described, the Company intends to invest the proceeds in money market funds, U.S. Government securities, bond funds and/or equity index funds.

REGULATORY APPROVAL

         Under the Hart-Scott-Rodino Act (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the sale of the Plastics Group could not be consummated until notifications were given and certain information furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements were satisfied. The Company and ESCO each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on December 26, 1996. The required waiting period under the HSR Act expired on January 8, 1997.

TAX CONSEQUENCES TO THE COMPANY

         The sale of the Plastics Group by the Company was a taxable transaction to the Company. The Company has recognized a gain on the sale of the Plastics Group measured by the difference between the amount realized from the sale of the assets and the Company's adjusted tax basis in such assets. The transaction resulted in a taxable gain of approximately $42 million.

NO DISSENTERS RIGHTS

         No dissenters rights arose in connection with the sale of the Plastics Group to ESCO under the Delaware General Corporation Law.

OPINION OF FINANCIAL ADVISOR

         The Company retained Coopers & Lybrand to render to the Board of Directors its opinion as to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the sale of the Plastics Group. Coopers & Lybrand rendered a written opinion dated February 6, 1997, to the Company's Board of Directors to the effect that, as of such date, the $92,000,000 to be received by the Company for the Plastics Group is fair to the Company from a financial point of view. The full text of the written opinion of Coopers & Lybrand is attached as Appendix A hereto, and is incorporated herein by reference. Such opinion should be read in its entirety for a description of the matters considered, assumptions made, and limits of review by Coopers & Lybrand in arriving at its opinion.

         For its services in rendering its written opinion referred to above, the Company paid Coopers & Lybrand a fee of $150,000.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board of Directors unanimously determined that the terms of the sale of the Plastics Group were fair and in the best interests of the Company and its Stockholders and recommends a vote in favor of the ratification of the sale of the Plastics Group pursuant to the Agreement. In the course of reaching its decision to approve the sale of the Plastics Group, the Board consulted with its legal and financial advisors as well as the Company's management and considered the following factors:

         (1) The oral and written presentation of Coopers & Lybrand that the purchase price was fair to the Company from a financial point of view;

         (2) The historical financial and operating results and future prospects of the Company, the Imaging Group, and the Plastics Group;

         (3) The utilization of the Company's resources, and the contributions to earnings and cash flow, by the Plastics Group relative to the Imaging Group;

         (4) The anticipated long-term benefit of the sale with respect to achieving the Company's performance goals implementing the strategic initiatives for the Imaging Group and the Company as a whole;

         (5) The effect of the sale of the Plastics Group on the Company's balance sheet, working capital and liquidity; and

         (6) The determination by the Board that the ESCO transaction represented the highest value among the bids received for the Plastics Group.

         Considering all of the above factors, the Board concluded that the sale of the Plastics Group was consistent with the Company's long- term objectives and that the terms of the Agreement were attractive to the Company.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE SALE OF THE PLASTICS GROUP.

                                  SCHAWK, INC.
                 PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1996
                             (THOUSANDS OF DOLLARS)

                                                          ACTUAL              PRO FORMA            PRO FORMA
                                                         BALANCES            ADJUSTMENTS           BALANCES
                                                         --------            -----------           --------
ASSETS
Current assets:
  Cash and cash equivalents                              $    483             $ 93,500 (a)         $    483
                                                                               (93,500)(b)
  Short-term investments                                       --               22,735 (a)           22,735
  Trade accounts receivable, net                           19,294                   --               19,294
  Inventories                                               3,675                   --                3,675
  Other current assets                                      6,258                   --                6,258
  Current assets held for sale                             27,495              (27,495)(a)               --
  Deferred tax asset                                          590                   --                  590
                                                              ---                   --                  ---
                                                           57,795               (4,760)              53,035
  Cash and cash equivalents - restricted                       --               40,000 (b)           40,000
  Property and equipment - net                             27,453              (48,788)(b)           26,863
  Property and equipment held for sale                     48,788                   --                   --
  Excess of cost over net assets acquired                  13,158                   --               13,748
  Other assets held for sale                                9,593               (9,593)(a)               --
  Other assets                                              4,053                   --                4,053
                                                         --------             --------             --------
    Total Assets                                         $160,840             $(23,141)            $137,699
                                                         ========             ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                   $4,116             $     --             $  4,116
  Accrued expenses                                          7,717               18,705 (a)           26,422
  Notes payable to stockholders                             5,765               (5,765)(b)               --
  Current liabilities held for sale                         7,270               (7,270)(a)               --
  Notes payable to banks                                   10,373               (2,500)(b)            7,873
  Current maturities of debt and capital leases               673                   --                  673
                                                         --------             --------             --------
                                                           35,914                3,170               39,084

  Long-term debt                                           62,500              (22,500)(b)           40,000
  Capital lease obligations                                 5,285                   --                5,285
  Other                                                     1,217                   --                1,217
  Deferred income taxes                                     3,187                   --                3,187
  Deferred income taxes held for sale                       3,811               (3,811)(a)               --

STOCKHOLDERS' EQUITY:
  Common stock                                                168                   --                  168
  Preferred stock                                              --                   --                   --
  Additional paid in capital                               77,928                   --               77,928
  Retained earnings                                       (26,987)                  --              (26,987)
  Cumulative foreign currency adjustment                       --                   --                   --
                                                         --------             --------             --------
                                                           51,109                   --               51,109
  Treasury stock, at cost                                  (1,523)                  --               (1,523)
  Notes receivable from employees                            (660)                  --                 (660)
                                                         --------             --------             --------
                                                           48,926                   --               48,926
                                                         --------             --------             --------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $160,840             $(23,141)            $137,699
                                                         ========             ========             ========

                                  SCHAWK, INC.
              PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996
                             (THOUSANDS OF DOLLARS)


                                                                                 ACTUAL           PRO FORMA        PRO FORMA
                                                                                BALANCES         ADJUSTMENTS       BALANCES
                                                                                --------         -----------       --------
                   Net sales                                                    $90,763            $    --          $90,763
                   Cost of sales                                                 51,153                 --           51,153
                   Selling, general, and administrative expenses                 25,187                 --           25,187
                   Write-off of obsolete equipment                                1,050                 --            1,050
                                                                                -------            -------          -------
                   Operating income                                              13,373                 --           13,373

                   Other income (expense):
                     Interest and dividend income                                   340                 --              340
                     Interest expense                                            (4,657)                             (2,726)
                     Other                                                           --              1,931(c)            --
                                                                                     --            -------          -------
                                                                                 (4,317)             1,931            2,386
                   Income from continuing operations before income taxes          9,056              1,931           10,987

                   Income tax expense                                             3,530                772(c)         4,302
                                                                                -------            -------          -------

                   Income from continuing operations                              5,526              1,159            6,685

                   Preferred dividends                                            1,252                 --            1,252
                                                                                -------            -------          -------

                   Net income from continuing operations available for
                     common stock                                               $ 4,274                 --          $ 5,433
                                                                                =======            =======          =======

                                  SCHAWK, INC.
              PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
                             (THOUSANDS OF DOLLARS)


                                                                                                     PRO FORMA     PRO FORMA
                                                                                 ACTUAL BALANCES     ADJUSTMENTS   BALANCES
                                                                                 ---------------     -----------   --------
                   Net sales                                                          $87,204         $   --       $87,204
                   Cost of sales                                                       51,066             --        51,066
                   Selling, general, and administrative expenses                       25,116             --        25,116
                                                                                      -------             --       -------
                   Operating income                                                    11,022             --        11,022

                   Other income (expense):
                     Interest and dividend income                                         532            156 (c)       688
                     Interest expense                                                  (4,306)        (2,056)(c)    (2,250)
                     Other                                                                 (5)          (156)(c)      (161)
                                                                                      -------                      -------
                                                                                        3,779          2,056         1,723
                   Income from continuing operations before income taxes                7,243          2,056         9,299

                   Income tax expense                                                   2,577            824 (c)      3,401
                   Income tax (credit) for net operating loss
                     carryforwards                                                     (1,632)            --        (1,632)
                                                                                      -------         ------       -------

                   Income from continuing operations                                    6,298          1,232         7,530

                   Preferred dividends                                                  1,360             --         1,360
                                                                                      -------         ------       -------

                   Net income from continuing operations available for
                     common stock                                                     $ 4,938         $1,232       $ 6,170
                                                                                      =======         ======       =======

NOTES TO SCHAWK, INC. PRO FORMA CONDENSED FINANCIAL STATEMENTS

         The Schawk, Inc. Actual column in the pro forma balance sheet as of December 31, 1996 and the pro forma statements of income for the years ended December 31, 1996 and 1995 have been restated to delete the Plastics Group and to reflect only continuing operations balances.

         (a) Reflects the elimination of Plastics Group historical balance as of December 31, 1996 as well as the cash proceeds from the transaction and the estimated liabilities incurred in connection with the transaction. Retained earnings reflect an estimated loss of $33 million on the sale.

         (b) The cash proceeds are used as follows: approximately $26 million reduction of debt; $6 million was applied to reduce notes payable to stockholders; and $62 million was invested.

         (c) Reflects reduction in interest expense at assumed average interest rates of 7.0% for the year ended December 31, 1995 and 6.5% for 1996 related to the long-term debt and 5.0% for both years related to the notes payable to stockholders. Also reflects the related increase in income taxes at an assumed rate of 40% for both the years.

                 Interest income from investment of cash proceeds in excess of those used to reduce long-term debt is not reflected in the pro forma statements of income pro forma adjustments column.

         The following is a summary of the Plastics business segment historical results:

                                                                 1996             1995           1994
                                                              ---------         --------       --------
         Net sales                                            $ 77,752        $  85,086        $ 82,256
         Operating income                                        3,572            2,615           3,964
         Income taxes                                              108              209             127
         Income from discontinued operations (net of
         minority interest of $1,717 in 1994)                    2,491              638           1,200


         The difference between the income tax expense of the Plastics Group at the Federal statutory rate and the actual rate is due to nondeductible amortization and depreciation of purchase accounting adjustments and the lower tax rates of its Puerto Rico and European divisions.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the shares beneficially owned as of March 24, 1997: (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock; (ii) by each Director of the Company, including the nominees for reelection as Directors; and (iii) by all Directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.

                                                                     AMOUNT OF                    PERCENTAGE OF
 NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP(1)           CLASS OUTSTANDING
---------------------------------------------------------     -----------------------           -----------------
Clarence W. Schawk(2) . . . . . . . . . . . . . . . . .             11,120,847(3)                     55.71%
David A. Schawk(2)  . . . . . . . . . . . . . . . . . .              1,671,896(4)                      8.37
A. Alex Sarkisian . . . . . . . . . . . . . . . . . . .              1,314,909(5)(6)                   6.60
Marie Meisenbach Graul  . . . . . . . . . . . . . . . .                 36,944(7)                         *
John T. McEnroe . . . . . . . . . . . . . . . . . . . .                 19,687(8)                         *
Judith W. McCue . . . . . . . . . . . . . . . . . . . .                 19,461(9)                         *
Robert F. Meinken . . . . . . . . . . . . . . . . . . .                15,160 (10)                        *
Hollis W. Rademacher  . . . . . . . . . . . . . . . . .                10,950 (11)                        *
Cathy Ann Schawk(2)(12) . . . . . . . . . . . . . . . .             1,286,552 (13)                     6.47
Judith Lynn Gallo(2)(14)  . . . . . . . . . . . . . . .             1,092,088 (15)                     5.49
Lisa Beth Stearns(2)(16)  . . . . . . . . . . . . . . .             1,054,122 (17)                     5.30
Executive Officers and Directors as a group
   (10 persons) . . . . . . . . . . . . . . . . . . . .            14,220,246 (18)                    71.54

-----------------
   *  Less than 1%

 (1) Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

 (2) Each is a member of the Schawk Family. The address for each of the Schawk Family members is 1695 River Road, Des Plaines, Illinois 60018.

 (3) Includes currently exercisable options to purchase 84,810 shares, 600,954 shares held directly by Mr. Schawk's wife, 184,615 shares held by the Clarence W. and Marilyn G. Schawk Family Foundation, a charitable foundation as to which Mr. Schawk and his wife serve as trustees, and 8,471,702 shares held by SGK Investments Limited Partnership ("SGK"), a family limited partnership, with respect to which Mr. Schawk or Mr. Schawk's wife has voting power. Mr Schawk and Mr. Schawk's wife are general partners of SGK. Does not include shares beneficially owned by Clarence W. Schawk's son David A. Schawk, or shares beneficially owned by Clarence W. Schawk's daughters Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, or held in family trusts for the benefit of certain of his grandchildren. Mr. Schawk does not share voting power over shares of the Company held by or on behalf of his children or grandchildren.

 (4) Includes currently exercisable options to purchase 93,060 shares and 91,673 shares held by SGK with respect to which Mr. Schawk has voting power. Mr. Schawk is a general partner of SGK. Does not include shares beneficially owned by David A. Schawk's father, Clarence W. Schawk or shares beneficially owned by or held in family trusts for the benefit of David A. Schawk's sisters Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, and certain of Clarence W. Schawk's grandchildren. Includes 475 shares held in joint tenancy and as custodian for minors gifted to David A. Schawk's friends.

 (5)  Includes currently exercisable options to purchase 45,826 shares.

 (6) Includes 800,649 shares held by various Schawk Family trusts for the benefit of certain of Clarence W. Schawk's grandchildren, and 465,777 shares held by SGK with respect to which Mr. Sarkisian has voting power as trustee for Clarence W. Schawk's grandchildren.

 (7)  Includes currently exercisable options to purchase 35,222 shares.

 (8) Includes currently exercisable options to purchase 14,960 shares and 3,726 shares owned indirectly by Mrs. McEnroe.

 (9) Includes currently exercisable options to purchase 14,960 shares and the indirect ownership of 4,501 shares held in retirement trust accounts.

(10)  Includes currently exercisable options to purchase 14,960 shares.

(11)  Includes currently exercisable options to purchase 9,950 shares.

(12) Ms. Schawk is the daughter of Clarence W. Schawk and sister of David A. Schawk, Judith Lynn Gallo and Lisa Beth Stearns.

(13) Includes 289,500 shares held by SGK with respect to which Ms. Schawk has voting power.

(14)  Ms. Gallo is the daughter of Clarence W. Schawk and the sister of David
      A. Schawk, Cathy Ann Schawk and Lisa Beth Stearns.

(15) Includes 156,000 shares held by SGK with respect to which Ms. Gallo has voting power. Does not include 268,244 shares held in trust for the benefit of Ms. Gallo's child.

(16)  Ms. Stearns is the daughter of Clarence W. Schawk and the sister of David
      A. Schawk, Cathy Ann Schawk and Judith Lynn Gallo.

(17) Includes 174,348 shares held by SGK with respect to which Ms. Stearns has voting power. Does not include 368,924 shares held in trusts for the benefit of Ms. Stearns' children.

(18) Includes currently exercisable options to purchase an aggregate of 320,843 shares held by certain executive officers and Directors.

         In addition to the shares of Class A Common Stock reflected in the above table, members of the Schawk Family beneficially own 17,600 shares of Series A Preferred Stock of the Company and 5,207 shares of Series B Preferred Stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to Section 16 of the Exchange Act, the Company's officers, directors and holders of more than ten percent of the Company's Class A Common Stock are required to file reports of their trading in equity securities of the Company with the Commission, the Company and the New York Stock Exchange.
Based solely on its review of the copies of such reports received by it, the Company believes that during 1996 all filing requirements applicable to its officers, directors, and more than ten percent stockholders were complied with, except that Mr. David A. Schawk did not timely file a Form 4. An appropriate form was subsequently filed late with the Commission.

                              CERTAIN TRANSACTIONS

         Clarence W. Schawk owns Geneva Waterfront, Inc., a Wisconsin corporation that owns The Geneva Inn, a hotel in Geneva, Wisconsin. Prior to the Merger, Geneva Waterfront, Inc. employees were eligible to participate in Old Schawk's health plan and such persons continue to be eligible to participate in the Company's health plan. Old Schawk was reimbursed for the full costs of such insurance in the past. Old Schawk believed that this arrangement benefitted the company because it enhanced Old Schawk's bargaining power with its health insurance providers. The arrangement is beneficial to Geneva Waterfront, Inc. because it enables Geneva Waterfront, Inc. to purchase health insurance for its employees at a lower cost than it would be able to obtain independently. In 1996, the Company received $233,591 in insurance premium reimbursements from Geneva Waterfront, Inc.

         The Imaging Group facilities at 1200 West Monroe Street, Chicago, Illinois are leased from The Clarence W. Schawk 1979 Children's Trust, a trust established for the benefit of the children of Clarence W. Schawk, including David A. Schawk. Based on third-party appraisals, management believes that the gross rent and other terms and conditions of this lease are comparable to those that would have been obtained in an arm's-length transaction. The amount paid by the Company in 1996 under this lease was $380,000.

         The Imaging Group facility at 1600 East Sherwin Avenue, Des Plaines, Illinois is leased from C.W. Properties, Chicago, a group consisting of a Missouri corporation and certain individuals, all of whom are unrelated to the Schawk Family. The lease provides for an option to purchase the building and the adjoining property at 70% of the fair market value. The option is held by Graphics IV, Ltd., an Illinois limited partnership ("Graphics IV"). The limited partners of Graphics IV are David A. Schawk and the daughters of Clarence W. Schawk, all of whom were beneficial owners of Old Schawk. Based on third-party appraisals, management believes that the gross rent and other terms and conditions of this lease are comparable to those that would have been obtained in an arm's-length transaction. The amount paid by the Company in 1996 under this lease was $679,347.

         The Schawk Family entered into a certain Registration Rights Agreement dated as of December 30, 1994, pursuant to which the Company has agreed, upon the request of the Schawk Family, to register all or a portion of the shares of Class A Common Stock received by the Schawk Family in the Merger. The costs of such registration shall be borne by the Company exclusive of underwriting discounts and commissions.

                          MARKET PRICE OF COMMON STOCK

         The Company's Common Stock is listed on the New York Stock Exchange. The following table sets forth, for the period indicated, the high and low closing trading prices as requested by the New York Stock Exchange.

           QUARTER ENDED:                        1996 HIGH/LOW                        1995 HIGH/LOW
           -------------                         -------------                        -------------
           March 31                              9 1/4 - 7                               11 - 8 1/4

           June 30                               9 1/8 - 7 5/8                        9 1/8 - 7 3/8

           September 30                          8 3/4 - 7 1/4                        8 3/4 - 7 1/8

           December 31                           8 3/4 - 6 3/4                        7 3/4 - 5 7/8

         As of December 18, 1996, the date before the public announcement of the sale of the Plastics Group, the closing sale price of the Company's Common Stock, as reported by the New York Stock, was $7.50. As of March 21, 1997, the closing sales price of the Company's Common Stock, as reported by the New York Stock Exchange, was $8.25. As of March 24, 1997, the Company had approximately 2,140 stockholders of record.

               PROPOSAL 3.  RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors, based upon the recommendation of the Audit Committee, has selected Ernst & Young LLP as the independent auditors for the Company for fiscal year 1997, subject to ratification of such selection by the stockholders. The affirmative vote of a majority of the outstanding shares of the Class A Common Stock of the Company present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will have the effect of voting against Proposal 3. Prior to the Annual Meeting, the Audit Committee may recommend to the Board of Directors independent accountants for fiscal 1997. In the event the Board of Directors selects independent accountants for 1997 before the Annual Meeting, such selection will be announced at the Annual Meeting.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to any appropriate questions raised at the meeting and to make a statement if such representatives so wish.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE SELECTION OF THE INDEPENDENT AUDITORS.

                                 OTHER MATTERS

         The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Stockholder proposals for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders must be received by the Company not later than December 13, 1997. The person submitting the proposal must have been a record or beneficial owner of shares of Class A Common Stock for at least one year, and the securities so held must have a market value of at least $1,000.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company's Form 10-K for the year ended December 31, 1996 (excluding exhibits unless specifically incorporated therein) are available without charge upon request to A. Alex Sarkisian, Esq., Secretary, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018 (847) 827-9494.

         Schawk's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission is incorporated herein by reference. All documents filed by Schawk with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and before the date of the Annual Meeting shall be deemed incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


                                             By Order of the Board of Directors,





Des Plaines, Illinois                        A. ALEX SARKISIAN, Esq.
April 16, 1997                               Secretary

                                                                      APPENDIX A



February 6, 1997


The Board of Directors
Schawk, Inc.
c/o Mr. David A. Schawk
1695 River Road
Des Plaines, Illinois  60018-3013

To the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Schawk, Inc. (the "Company") of the consideration to be received by the Company in the proposed sale of the assets of the Plastics Group of Schawk, Inc. (the "Group") to ESCO Electronics Corporation (the "Acquiror"). The offer letter, dated November 19, 1996 and amended by letter dated November 23, 1996 (the "Agreement"), between the Company and the Acquiror, sets forth the principal terms of the sale of the assets of the Group (the "Transaction"). The Agreement provides among other things, that the Company will receive $92,000,000 in cash, subject to adjustments for working capital changes and certain capital expenditures made prior to closing, in exchange for the operating assets of the Group consisting of Filtertek, Inc., the Tek Packaging Group and the stock of certain of their subsidiaries.

         In connection with our opinion we have:

         (a)             reviewed the Agreement.

         (b) reviewed certain financial and other information relating to the Group that was publicly available or furnished to us by the Company, including financial forecasts.

         (c) met with members of the Group's management to discuss the business, operations, historical financial results and future prospects of the Group.

         (d) considered certain financial and securities data of the Group and/or the Company and compared that data with similar data for other publicly-held companies in businesses similar to those of the Group.

         (e) considered the financial terms of certain recent acquisitions of companies in business similar to those of the Group.

         (f) reviewed offers from third parties to acquire an interest in all or a part of the assets of the Group being offered for sale.

         (g)             performed a discounted cash flow analysis.

Board of Directors
February 6, 1997
Page 2


         (h) considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

The opinion expressed below is subject to the following limitations:

         (i) In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished us by the Company. With respect to the financial forecasts used by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Group.

         (ii) We have not made an independent appraisal of the underlying plant, property and equipment of the Group, nor have we been furnished with any such appraisals.

         (iii) Our services with respect to the Transaction do not constitute in any way, a review or audit of, or any other procedures with respect to, any financial information, nor should such services be relied upon by any person to disclose weaknesses in internal controls or financial statement errors or irregularities.

         (iv) Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the Company in the Transaction represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transaction.

         (v) Our opinion is based upon business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

         (vi) This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

Based upon the subject foregoing, it is our opinion that as of the date hereof, the $92,000,000 cash consideration to be received by the Company is fair to the Company from a financial point of view.

We will receive a fee as compensation for our services in rendering this opinion. We have also acted as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee for our financial advisory services.

This letter is for the information of the Board of Directors in connection with the Transaction described herein. This opinion may not be quoted or referred to, in whole or in part, filed with or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent.

Very truly yours,

/s/ Coopers & Lybrand Securities L.L.C.
---------------------------------------
Coopers & Lybrand Securities L.L.C.

By /s/ Philip J. Clements
   ------------------------------------

                                  SCHAWK, INC.

                                  SCHAWK, INC.
                  1695 RIVER ROAD, DES PLAINES, ILLINOIS 60018

                                     PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints A. Alex Sarkisian, Esq. as Proxy, with the power to appoint his substitute and hereby authorizes him to represent and to vote as designated below, all the shares of Schawk, Inc. Class A Common Stock held on record by the undersigned on March 24, 1997, at the Annual Meeting of Stockholders to be held on May 21, 1997, or any adjournment thereof.


1.      FOR the election of the nominees for Director of Schawk.

        FOR all nominees listed below (except as withheld in the space provided)

        WITHHOLD AUTHORITY to vote for all nominees listed below


                Clarence W. Schawk                         Judith W. McCue, Esq.
                 David A. Schawk                            Hollis W. Rademacher
                A. Alex Sarkisian, Esq.                    John T. McEnroe, Esq.
                 Marie Meisenbach Graul
                 Robert F. Meinken


        ________ FOR                                  ________ WITHHELD FOR ALL


         Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the lines provided below.

         ___________________________________________________
         ___________________________________________________
         ___________________________________________________

2.       FOR ratification of the sale of the Plastics Group of Schawk, Inc.

         [ ] FOR                   [ ] AGAINST                       [ ] ABSTAIN

3. FOR ratification of the selection of Ernst & Young LLP as independent auditors of Schawk, Inc. for fiscal year 1997.

         [ ] FOR                   [ ] AGAINST                       [ ] ABSTAIN

4. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.


THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

THE BOARD OF DIRECTORS OF SCHAWK, INC. RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND
3. Please mark, sign, date, and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed within the United States or Puerto Rico.


Dated ________________________________, 1997
                                              __________________________________
                                              Signature

                                              __________________________________
                                              Signature if held jointly

                                              Please sign exactly as name
                                              appears hereon; joint owners
                                              should each sign. When signing as
                                              Attorney, Executor, Administrator,
                                              or Guardian, please give full
                                              title as such.  If signer is a
                                              corporation, please sign with the
                                              full corporation name by duly
                                              authorized officer or director.